Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Onconova Therapeutics, Inc. 2013 Equity Compensation Plan filed with the Securities and Exchange Commission on September 13, 2013 of our report dated May 3, 2013 (except for the third paragraph of Note 18, as to which the date is July 17, 2013), with respect to the consolidated financial statements of Onconova Therapeutics, Inc., included in the Registration Statement (No. 333-189358) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 13, 2013